Exhibit 99.1

Investors Title Company Announces Record Third Quarter 2020 Financial Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--November 4, 2020--Investors Title Company today announced results for the third quarter ended September 30, 2020. The Company reported net income of $15.3 million, or $8.07 per diluted share, for the three months ended September 30, 2020, compared to $8.0 million, or $4.20 per diluted share, for the prior year period. All-time quarterly records were set for total revenues, net premiums written, and net income.

Revenues increased 41.1% to $67.6 million, compared with $47.9 million for the prior year quarter. Net premiums written increased 42.4% to $57.2 million, as lower average mortgage interest rates continued to drive increases in refinance activity, while the level of home sales remained strong as well. Revenue from non-title services decreased 23.0%, mainly due to the impact of the interest rate environment on like-kind exchange revenues. Changes in the estimated fair value of equity security investments resulted in the recognition of $3.6 million of revenue as stock values continued to rebound from declines in the first quarter associated with the COVID-19 pandemic.

Operating expenses increased 28.6%, as higher premium volumes drove increases in commissions to agents and claims expense. Personnel costs were 8.6% higher than the prior year due to normal inflationary increases, higher staffing levels to accommodate volume growth, and targeted staff increases to support strategic growth initiatives.

Income before income taxes increased 88.2% to $18.9 million for the current quarter versus $10.0 million in the prior year period. Excluding the impact of changes in the estimated fair value of equity security investments, income before income taxes (non-GAAP) increased 58.5% to $15.2 million for the current quarter versus $9.6 million in the prior year period (see Appendix A for a reconciliation of GAAP to non-GAAP measures used in this press release).

For the nine months ended September 30, 2020, net income increased 13.5% to $22.8 million, or $12.02 per diluted share, versus $20.1 million, or $10.59 per diluted share, for the prior year period. Revenues increased 21.9% to $159.3 million, notwithstanding the recognition of $2.9 million of reductions in the estimated fair value of equity investments, compared with $130.6 million for the prior year period, which included a $6.2 million increase in the estimated fair value of equity investments. Operating expenses increased 24.4% to $131.0 million, mainly due to increases in agent commissions. Aside from the particularly strong revenue growth in the third quarter, overall results for the year-to-date period have been shaped predominantly by the same factors that affected the third quarter.

Chairman J. Allen Fine added, “We are pleased to report an exceptionally strong third quarter, exceeding all prior Company quarterly records for revenues and earnings. As mortgage interest rates hovered just below three percent for most of the quarter, the level of refinance activity continued at a pace similar to the second quarter, and well above the prior year. In addition, title premiums from home sales, sustained by low interest rates and rising real estate values, increased substantially relative to both the previous quarter and the prior year quarter.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “plan,” “expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “should,” “could,” “would,” and other expressions that indicate future events and trends. Such statements include, among others, any statements regarding the Company’s expected performance for this year, projections regarding U.S. recovery from the COVID-19 pandemic, future home price fluctuations, changes in home purchase or refinance demand, activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, positive development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the severity and duration of the COVID-19 pandemic and its effects (and the effects of measures undertaken to combat it) on the economy and the Company’s business; the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulation; changes in the economy; the impact of the 2020 U.S. presidential election; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries Consolidated Statements of Operations For the Three and Nine Months Ended September 30, 2020 and 2019 (in thousands, except per share amounts) (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Net premiums written	$57,205	$40,169	$143,311	$103,942
Escrow and other title-related fees	2,154	2,393	6,014	5,616
Non-title services	1,954	2,539	6,476	7,444
Interest and dividends	1,060	1,156	3,342	3,605
Other investment income	1,270	708	2,236	2,044
Net realized investment gains	186	423	327	1,199
Changes in the estimated fair value of equity security investments	3,619	406	(2,867)	6,218
Other	185	145	443	550
Total Revenues	67,633	47,939	159,282	130,618

Operating Expenses:
Commissions to agents	29,068	19,928	73,344	51,261
Provision for claims	1,552	987	4,452	3,610
Personnel expenses	12,575	11,576	36,632	34,871
Office and technology expenses	2,456	2,350	7,328	6,803
Other expenses	3,125	3,079	9,276	8,821
Total Operating Expenses	48,776	37,920	131,032	105,366

Income before Income Taxes	18,857	10,019	28,250	25,252

Provision for Income Taxes	3,556	2,067	5,465	5,174

Net Income	$15,301	$7,952	$22,785	$20,078

Basic Earnings per Common Share	$8.09	$4.21	$12.04	$10.63

Weighted Average Shares Outstanding – Basic	1,892	1,889	1,892	1,888

Diluted Earnings per Common Share	$8.07	$4.20	$12.02	$10.59

Weighted Average Shares Outstanding – Diluted	1,895	1,895	1,896	1,896

Investors Title Company and Subsidiaries Consolidated Balance Sheets As of September 30, 2020 and December 31, 2019 (in thousands) (unaudited)
	September 30, 2020	December 31, 2019
Assets

Cash and cash equivalents	$41,534	$25,949

Investments:
Fixed maturity securities, available-for-sale, at fair value	98,428	104,638
Equity securities, at fair value	58,851	61,108
Short-term investments	22,516	13,134
Other investments	14,829	13,982
Total investments	194,624	192,862

Premiums and fees receivable	17,291	12,523
Accrued interest and dividends	1,187	1,033
Prepaid expenses and other receivables	9,185	5,519
Property, net	10,669	9,776
Goodwill and other intangible assets, net	9,897	10,275
Operating lease right-of-use assets	3,798	4,469
Other assets	1,560	1,487
Total Assets	$289,745	$263,893

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$33,532	$31,333
Accounts payable and accrued liabilities	31,565	28,318
Operating lease liabilities	3,937	4,502
Current income taxes payable	813	1,340
Deferred income taxes, net	6,971	7,038
Total liabilities	76,818	72,531

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,892 and 1,889 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	208,647	188,262
Accumulated other comprehensive income	4,280	3,100
Total stockholders’ equity	212,927	191,362
Total Liabilities and Stockholders’ Equity	$289,745	$263,893

Investors Title Company and Subsidiaries Net Premiums Written By Branch and Agency For the Three and Nine Months Ended September 30, 2020 and 2019 (in thousands) (unaudited)
	Three Months Ended September 30,				Nine Months Ended September 30,
	2020	%	2019	%	2020	%	2019	%
Branch	$15,496	27.1	$11,557	28.8	$38,364	26.8	$29,111	28.0

Agency	41,709	72.9	28,612	71.2	104,947	73.2	74,831	72.0

Total	$57,205	100.0	$40,169	100.0	$143,311	100.0	$103,942	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Nine Months Ended September 30, 2020 and 2019
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of changes in the estimated fair value of equity security investments, which are recognized in net income under GAAP. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenues
Total revenues (GAAP)	$67,633	$47,939	$159,282	$130,618
(Subtract) Add: Changes in the estimated fair value of equity security investments	(3,619)	(406)	2,867	(6,218)
Adjusted revenues (non-GAAP)	$64,014	$47,533	$162,149	$124,400

Income before Income Taxes
Income before income taxes (GAAP)	$18,857	$10,019	$28,250	$25,252
(Subtract) Add: Changes in the estimated fair value of equity security investments	(3,619)	(406)	2,867	(6,218)
Adjusted income before income taxes (non-GAAP)	$15,238	$9,613	$31,117	$19,034

Contacts

Elizabeth B. Lewter
Telephone: (919) 968-2200